Exhibit 10.1

FIRST AMENDMENT TO THE

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

2009 INCENTIVE COMPENSATION PLAN

Cognizant Technology Solutions Corporation, a Delaware corporation (the “Corporation”), originally adopted the Cognizant Technology Solutions Corporation 2009 Incentive Compensation Plan (as amended from time to time, the “Plan”) effective as of December 17, 2007, and the Plan was approved by the stockholders of the Corporation on December 17, 2007. Article Five, Section V.A of the Plan allows the Board of Directors of the Corporation to amend the Plan in certain respects at any time or from time to time.

In order to amend the Plan in certain respects, this First Amendment to the Plan has been adopted and approved by a resolution of the Board of Directors of the Corporation on February 19, 2014, effective as set forth below. This First Amendment to the Plan, together with the Plan, constitutes the entire Plan as amended to date.

1. Effective as of March 1, 2014, and subject to approval by the stockholders of the Corporation, Article One, Section V.D of the Plan is hereby amended in its entirety to read as follows:

D. Each person participating in the Plan shall be subject the following limitations:

— for Awards to Employees, consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary) denominated in shares of Common Stock at the time of grant (whether subsequently payable in cash or Common Stock, or a combination of both), the maximum number of shares of Common Stock for which such Awards may be made to such person in any calendar year shall not exceed Two Million Five Hundred Thousand (2,500,000) shares of Common Stock in the aggregate, and

— for Awards denominated in dollars at the time of grant (whether subsequently payable in cash or Common Stock, or a combination of both), the maximum dollar amount for which such Awards may be made to such person in any calendar year shall not exceed Four Million Dollars ($4,000,000),

— for Awards to non-employee members of the Board or the board of directors of any Parent or Subsidiary denominated in shares of Common Stock at the time of grant (whether subsequently payable in cash or Common Stock, or a combination of both), the maximum number of shares of Common Stock for which such Awards may be made to such person in any calendar year shall not exceed Fifty Thousand (50,000) shares of Common Stock in the aggregate.

2. Effective as of March 1, 2014, and subject to approval by the stockholders of the Corporation, Appendix Section AA of the Plan is hereby amended in its entirety to read as follows:

AA. Performance Goals shall mean any of the following performance criteria upon which the vesting of one or more Awards under the Plan may be based: (i) revenue or revenue growth, (ii) operating or net income, (iii) operating or net income before acquisition related charges, net non-operating foreign currency exchange gains or losses and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any Parent or Subsidiary) in settlement of stock-based awards, (iv) operating or net income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any Parent or Subsidiary) in settlement of stock-based awards, (v) gross, operating or net profit margin, (vi) gross, operating or net profit margin before acquisition related charges, net non-operating foreign currency exchange gains or losses and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any Parent or Subsidiary) in settlement of stock-based awards, (vii) earnings per share, either before or after acquisition related charges, net non-operating foreign currency exchange gains or losses and/or charges for stock-based compensation and any taxes or fringe benefits incurred by the Corporation (or any Parent or Subsidiary) in settlement of stock-based awards, (viii) return on assets, capital or stockholder equity, (ix) total stockholder return, (x) cash flow, (xi) measures in terms of days sales outstanding or accounts receivable outstanding, (xii) working capital, (xiii) market share, (xiv) increases in customer base, (xv) cost reductions or other expense control objectives, (xvi) market price of the Common Stock, whether measured in absolute terms or in relationship to earnings or operating income or in relation to various stock market or industry indicies, (xvii) budget objectives, (xviii) working capital, (xix) mergers, acquisitions or divestitures, (xx) measures of customer satisfaction, (xxi) productivity measures, (xxii) funds from operations, (xxiii) operating efficiency, or (xxiv) economic value-added models. Each performance criteria may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any Parent or Subsidiary. Each applicable Performance Goal may include a minimum threshold level of performance below which no Award will be earned, levels of performance at which specified portions of an Award will be earned and a maximum level of performance at which an Award will be fully earned. Each applicable Performance Goal may be structured at the time of the Award to provide for appropriate adjustment for one or more of the following items: (A) asset impairments or write-downs; (B) litigation judgments or verdicts and expenses and settlement costs and expenses; (C) the effect of changes in tax laws or regulations, accounting principles or other applicable laws, regulations or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; (E) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year; (F) the operations of any business acquired by the Corporation or any Parent or Subsidiary or of any joint venture in which the Corporation or any Parent or Subsidiary participates; (G) the divestiture of one or more business operations or the assets thereof; (H) the costs incurred in connection with such acquisitions or divestitures or (I) non-operating foreign exchange gains or losses.

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